EXHIBIT 99.1

Immunomedics Announces Third Quarter Fiscal 2018 Results and Provides Corporate Update

Biologics License Application (BLA) Remains on Track to be Submitted by the End of May 2018

Leadership Team Expanded with Appointment of Dr. Robert Iannone, Head of Research &
Development and Chief Medical Officer

Abstract of Sacituzumab Govitecan in Treatment-Refractive, Hormone Receptor-Positive
(HR+)/Human Epidermal Growth Factor Receptor 2-Negative (HER2-) Metastatic Breast
Cancer (mBC) Accepted for Oral Presentation at ASCO 2018

Reached Agreement with FDA on Special Protocol Assessment (SPA) Amendment on Modified
ASCENT Study Design

MORRIS PLAINS, N.J., May 09, 2018 (GLOBE NEWSWIRE) --  Immunomedics, Inc. (NASDAQ:IMMU) (“Immunomedics” or the “Company”), a science-based and innovation-focused biopharmaceutical company committed to the development and worldwide commercialization of its unique and proprietary antibody-drug conjugate (ADC) platform, today reported financial results for the third quarter ended March 31, 2018. The Company also highlighted recent key progress and planned activities for its sacituzumab govitecan program. Please refer to the Company’s Quarterly Report on Form 10-Q filed today with the SEC for more details on the Company’s financial results.

“We have made tremendous progress in achieving our regulatory, clinical and organizational objectives in the prior quarter. Through the outstanding work of our colleagues, we remain on track to file our first BLA with the FDA later this month for the approval of sacituzumab govitecan for the treatment of metastatic triple-negative breast cancer (mTNBC). The FDA has previously granted us Breakthrough Therapy Designation for the treatment of patients with mTNBC who received at least two prior therapies for metastatic disease,” stated Michael Pehl, President and Chief Executive Officer of Immunomedics. “In addition, Rob Iannone joined us as the Head of R&D and Chief Medical Officer, and under his leadership we will continue to unlock the full potential of sacituzumab govitecan, as well as new value creation opportunities with our unique ADC platform.”

Highlights of Recent Progress

  In March 2018, the Phase 3 ASCENT study dosed the first patient in Europe, reflecting the encouraging progress of the confirmatory trial with sacituzumab govitecan in patients with mTNBC.

  In March 2018, the Company’s abstract on the efficacy of sacituzumab govitecan for treatment-refractive, HR+, HER2- mBC was selected for oral presentation at the 2018 American Society of Clinical Oncology (ASCO) annual meeting.

  In April 2018, Immunomedics further expanded its executive leadership team with the appointment of Robert Iannone, M.D., M.S.C.E., as Head of Research & Development and Chief Medical Officer. Dr. Iannone brings more than 13 years of experience in clinical drug development, including the approval of several targeted and immuno-oncology medicines at AstraZeneca/MedImmune and Merck & Co.

  In April 2018, the FDA agreed to the Company’s proposed amendments to the confirmatory ASCENT trial protocol that is under a Special Protocol Assessment (SPA). The amendments incorporated recommendations from EU National Health authorities and advice from key breast cancer experts. As a result, the sample size will be increased to 488 patients, and will ensure robust power to evaluate the key objectives in the primary population of interest. Based on strong early enrollment trends, these changes are not expected to meaningfully impact overall study timelines. Immunomedics believes that the FDA’s agreement to this SPA amendment may further increase the probability of success of the study, while leaving key study objectives and endpoints intact.

Key Upcoming Events/Anticipated Milestones

  BLA submission for accelerated approval of sacituzumab govitecan in third-line mTNBC (May 2018).

  Oral presentation of results with sacituzumab govitecan in patients with HR+/HER2- mBC at the 2018 ASCO Annual Meeting (morning of Sunday, June 3, 2018).

  Investor Event at ASCO (evening of Sunday, June 3, 2018).

Third Quarter and Nine Months Fiscal 2018 Results

Total revenues were $0.5 million for the third fiscal quarter ended March 31, 2018 and $1.8 million for the nine months ended March 31, 2018, compared to $1.3 million in the third fiscal quarter ended March 31, 2017 and $2.4 million for the nine months ended March 31, 2017. The decreases were due primarily to lower sales volume of LeukoScan® in Europe. The Company discontinued the sale of LeukoScan® during the third quarter of fiscal 2018 to focus on its ADC business.

Total costs and expenses were $38.1 million for the quarter and $90.4 million for the nine months ended March 31, 2018, compared to $23.4 million in the third quarter and $54.9 million for the nine months for the prior fiscal year. The higher costs and expenses in the third quarter and nine months of fiscal 2018 were due primarily to increases in research and development expenses as well as in sales and marketing expenses. The increases in third quarter costs and expenses of fiscal 2018 were offset partially by a $3.6 million decrease in general and administrative expenses in the third quarter due primarily to higher legal and advisory fees incurred in fiscal 2017 during the Company’s proxy contest.

The increases in research and development expenses were due primarily to increases in clinical trial costs as well as increases in labor related costs in connection with preparations for the regulatory submission and launch of sacituzumab govitecan in the United States for patients with mTNBC. The increases in sales and marketing expenses were due primarily to commercial launch preparation activities.

The Company recognized $9.8 million in non-cash income for the quarter and $49.8 million in non-cash expense for the nine months ended March 31, 2018, compared to $28.3 million in non-cash expense for the third quarter and $35.6 million for the nine months for the prior fiscal year. The changes in non-cash cost were due to the change in the fair value of warrant liabilities.

Net loss attributable to stockholders was $35.5 million, or $0.21 per share, for the quarter ended March 31, 2018, compared to net loss attributable to stockholders of $59.3 million, or $0.55 per share, for the same quarter in fiscal 2017. Net loss attributable to stockholders was $156.8 million, or $1.08 per share, for the nine months ended March 31, 2018, compared to net loss attributable to stockholders of $99.9 million, or $0.97 per share, for the same period in fiscal 2017.

As of March 31, 2018, the Company had $358.8 million in cash, cash equivalents, and marketable securities which it believes is sufficient to support its next phase of growth and continue operations into 2020.

Conference Call
The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss financial results for the third quarter of fiscal year 2018, and review key clinical developments and planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 9679918. The conference call will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer and other serious diseases. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. To that end, Immunomedics’ immediate priority is to commercialize its most advanced product candidate, sacituzumab govitecan (IMMU-132), beginning in the U.S., with metastatic triple-negative breast cancer as the first indication. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements
This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the anticipated filing timeline for the BLA, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations, new product development (including clinical trials outcome and regulatory requirements/actions), the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:
Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			March 31,	June 30,
			2018	2017
ASSETS
Current Assets:
Cash and cash equivalents			$306,746,267	$43,393,570
Marketable securities			52,046,411	111,508,225
Accounts receivable, net of allowance for doubtful accounts			195,046	488,723
Inventory			-	580,016
Prepaid expenses			4,276,134	891,284
Other current assets			5,894,556	436,344
			369,158,414	157,298,162

Property and equipment, net			10,669,146	5,245,230
Other long-term assets			60,000	30,000

			$379,887,560	$162,573,392

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued expenses			$23,196,457	$31,366,976
Warrant liabilities			70,331,191	90,706,206
Deferred revenues			93,669	170,967
Convertible senior notes - net			19,726,317	98,084,219
Non-recourse debt			182,216,000	-
Accrued interest on non-recourse debt			10,626,390	-
Other long-term liabilities			1,878,100	1,708,272
Stockholders' equity (deficit)			71,819,436	(59,463,248)

			$379,887,560	$162,573,392

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Revenues:
Product sales	$450,353	$921,675	$1,500,625	$1,836,157
License fee and other revenues	14,886	257,442	79,956	282,556
Research & development	16,987	144,322	189,419	330,702
Total Revenues	$482,226	$1,323,439	$1,770,000	$2,449,415
Costs and Expenses	38,109,645	23,443,627	90,422,165	54,875,855
Operating Loss	(37,627,419)	(22,120,188)	(88,652,165)	(52,426,440)
Changes in fair market value of warrant liabilities	9,835,441	(28,336,865)	(49,774,638)	(35,567,205)
Warrant related expenses	-	(7,649,395)	-	(7,649,395)
Interest expense	(10,900,381)	(1,369,955)	(13,821,273)	(4,109,866)
Interest and other income, net	1,129,489	64,574	1,927,811	219,536
Other financing expenses	-	-	(13,005,329)	(346,568)
Insurance reimbursement	1,930,233	-	6,296,370	-
Foreign currency transaction gain, net	74,514	91,471	181,659	(117,476)
Loss before Income Tax Benefit	(35,558,123)	(59,320,358)	(156,847,565)	(99,997,414)
Income Tax Expense	-	-	-	-
Net Loss	(35,558,123)	(59,320,358)	(156,847,565)	(99,997,414)
Less Net Loss attributable on noncontrolling interest	(11,895)	(14,340)	(39,088)	(46,164)
Net Loss attributable to Immunomedics, Inc. stockholders	$(35,546,228)	$(59,306,018)	$(156,808,477)	$(99,951,250)
Net Loss per Common Share attributable to
Immunomedics, Inc. stockholders (basic and diluted):	$(0.21)	$(0.55)	$(1.08)	$(0.97)

Weighted average number of common shares
outstanding (basic and diluted):	166,054,266	107,839,947	145,119,409	102,756,818